Exhibit 99.4
CONSENT OF EVERCORE GROUP L.L.C.

July 17, 2019

The Board of Directors
United Technologies Corporation
10 Farm Springs Road
Farmington, CT 06032

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 9, 2019, to the Board of Directors of United Technologies Corporation (“UTC”) as Annex D to, and the references thereto under the captions “Summary—Opinions of UTC’s Financial Advisors—Opinion of Evercore”, “The Merger—Background of the Merger”, “The Merger—UTC Board’s Recommendation and Reasons for the Merger” and “The Merger—Opinions of UTC’s Financial Advisors—Opinion of Evercore” in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by UTC with the U.S. Securities and Exchange Commission on July 17, 2019 (the “Registration Statement”), relating to the proposed merger involving UTC, Light Merger Sub Corp. and Raytheon Company.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

/s/ Evercore Group L.L.C